EXHIBIT 10.6

EMPLOYMENT-AT-WILL AND RETENTION AGREEMENT

between

ORBITAL IMAGING CORPORATION

and

MATTHEW M. O’CONNELL

Effective as of October 27, 2003

To Matthew M. O’Connell :

1. Employment By The Company.

     1.1 Subject to terms set forth herein, the Company agrees to continue to employ you as an employee-at-will in the capacity of Chief Executive Officer.

2. Compensation.

2.1	Salary. You will receive a base annual salary of $350,000, which will be paid in accordance with standard Company policy.

2.2	Standard Company Benefits.

(a) You will be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees in senior executive positions (the “Company Benefits”).

(b) The Company will pay up to $2,000 in premiums annually toward your company provided life insurance coverage. Such coverage will be $1,000,000, subject to the continuing approval of the Company’s life insurance carrier.

2.3	Severance. You will be entitled to the severance benefits (“Severance Benefits”) described in Section 6 below, subject to the other terms and conditions of this Agreement.

2.4	Bonuses. (a) Regular Bonus. You will be eligible to receive an annual bonus of 50% of your base salary at target, subject to adjustment based upon the Company’s performance as shown on Appendix A hereto. Your annual bonus will be payable 50% in cash and 50% in common stock of the Company. For the purpose of calculating the number of shares of common stock to be issued, the value of such shares of common stock shall be the “Fair Market Value” of such shares as defined in the Company’s 2003 Employee Stock Incentive Plan.

(b) Refinancing Bonus. You will be eligible to receive special bonuses based upon the Company’s refinancing prior to their maturity of its Senior Notes due 2008 and/or its Senior Subordinated Notes due 2008 (collectively, “Notes”). If any Notes are redeemed with the proceeds from a new issuance of senior secured debt of the Company, you will receive in cash an amount equal to .5% of the amount of principal and accrued interest of the Notes so redeemed. If any Notes are redeemed with the proceeds from a new issuance of unsecured debt of the Company, you will receive in cash an amount equal to 1.75% of the amount of principal and accrued interest of the Notes so redeemed. If any Notes are redeemed with the proceeds from a new issuance of equity securities of the Company, you will receive in cash an amount equal to 2.5% of the amount of principal and accrued interest of the Notes so redeemed. For purposes of determining the amount of Notes redeemed pursuant to any refinancing, the value of Notes redeemed will exclude an amount equal to the amount invested in the Company in such transaction by Crest Advisors LLC or its affiliates or the holders of Notes as of the Effective Date (as defined in the Company’s Plan of Reorganization in its Chapter 11 bankruptcy proceeding). In order for you to receive a refinancing bonus under this Section 2.4(b), if you are not employed by the Company at the time of such refinancing, such refinancing must occur within 3 months of the date of your termination of employment with the Company.

2.5	Restricted Stock. On the effective date of the Company’s Plan of Reorganization, the Board of Directors of the Company will issue 275,454 shares of restricted common stock of the Company to you pursuant to the Company’s 2003 Stock Incentive Plan, of which (subject to changes set forth in a separate Restricted Stock Agreement to be entered into between you and the Company): 91,818 shares will vest immediately; 91,818 shares will vest on the first anniversary of such effective date; and 91,818 shares will vest on the second anniversary of such effective date.

2.6	Stock Options. You will be eligible for award grants under the Company’s 2003 Employee Stock Incentive Plan as determined by the Compensation Committee of the Company’s Board of Directors.

3. Proprietary Information Obligations.

3.1	Confidentiality. You agree that all Confidential Information will be held in complete confidence and that you will not, during your employment with the Company, except in the performance of your duties to the Company, or at any time after the termination of your employment with the Company, disclose to any person (other than the Company or its affiliates), or use for your own account, without the prior written consent of the Company, any Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean information relating to the business and affairs of the Company or any of its affiliates that is of a confidential nature.

3.2	Ownership of Trade Secrets, etc.

(a) All written materials, records and documents made by you or coming into your possession during your employment with the Company concerning the business or affairs of the Company or any of its affiliates shall be the sole property of the Company and its affiliates. Upon the termination of your employment with the Company or upon the earlier request of the Company during your employment with the Company, you shall promptly deliver the same to the Company (or its designee).

(b) You agree that any trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique (whether or not capable of being trademarked, copyrighted or patented) conceived, developed or otherwise obtained by you during your employment with the Company relating to the business, property, methods, suppliers or customers of the Company or any of its affiliates shall be the property of the Company and its affiliates; and you agree to give the Company prompt written notice of your conception, invention, authorship, development or acquisition of any such trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique and to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents and to do all appropriate lawful acts as may be required by the Company to transfer, assign, confirm and perfect in the Company all legally protectible rights in any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique.

(c) You represent and warrant that the execution and delivery by you of this Agreement and the performance by you of your obligations hereunder will not, with or without the giving of notice or the passage of time, (i) to the best of your knowledge, violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to you or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute default under, any agreement to which you are a party or by which you are or may be bound, including, but not limited to, any employment, confidentiality, non-competition or non-solicitation agreement entered into between you and any previous employer. You agree to indemnify and hold the Company harmless from and against any and all claims for losses, liabilities, damages, costs and expenses which may arise or result from the violation of any such judgment, writ, injunction or order or the breach of any such agreement referred to in the immediately preceding sentence. You have heretofore provided the Company with copies of any agreement referred to in (ii) above to which you are bound.

3.3	Remedies. Your duties under this Section 3 shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of this Section would be inadequate, and you agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. Continuation Of Employment/Restrictive Covenant. During the term of your employment and for a period of twelve (12) months immediately following your termination, you shall not, without first obtaining the prior written approval of the Company, directly or indirectly engage or prepare to engage, in any activities in competition with the Company, or accept employment or establish a business relationship with a business that directly competes with the Company or solicit, induce or otherwise cause any customers of the Company to terminate or reduce their relationship with the Company. Such approval shall not be unreasonably withheld.

5. Nonsolicitation. While employed by the Company, and for twelve (12) months immediately following your termination, you agree not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employees of the Company to terminate his or her employment.

6. Termination Of Employment.

(a) Either you or the Company may terminate your employment relationship at any time for any reason whatsoever, or for no reason, with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing approved by the Board. If the Company terminates your employment without Cause at any time, you will receive as Severance Benefits: (i) regular bi-weekly payments equal to your usual base salary, less payroll deductions and required withholdings, for twelve months (the “Severance Period”), (ii) a payment of that portion of the bonus, if any, you are entitled to for the calendar year based upon performance for such year pro-rated based upon the number of full months you were employed in such year, payable at the time such amount would otherwise have been due ((i) and (ii) are sometimes collectively referred to as the “Severance Payments”), and (iii) continuation of all group health and life insurance benefits during the Severance Period , in exchange for the execution of a release of all claims against the Company in form satisfactory to the Company. If you resign voluntarily or if your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no Severance Benefits. Your “qualifying event” for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), shall be your termination of employment.

For purposes of this Agreement, “Cause” shall mean misconduct, including: (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach or gross negligence of the Company’s policies; (iv) intentional damage to the Company’s property; (v) material breach of this Agreement; (vi) your failure or refusal in a material respect to follow the reasonable policies or directions of the Company as specified by the Board of Directors after being provided with notice of such failure and an opportunity to cure within seven (7) days of receipt of such notice; (vii) any other act or omission which subjects the Company to substantial public disrespect, scandal or ridicule or (viii) your failure to carry out the duties of your position after being provided with notice of such failure and a reasonable opportunity to cure. Disability shall not constitute Cause. For purposes of this Agreement, “Disability” shall mean a disability that prevents you from substantially performing your duties under this Agreement for a period of at least 45 consecutive days or 90 non-consecutive days within any 365-day period.

(b) In the event of death, the Company shall pay you any earned but unpaid salary at the time of your death and, at the time such amount would otherwise have been due, a pro rata portion of the bonuses, if any, which may otherwise have been paid to you pursuant to Section 2.4 hereof with respect to the annual period in which the death occurs.

7. General Provisions.

     7.1 Employment At-Will. Please understand that your employment with the Company is “at will,” meaning that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, or for no reason, with or without Cause or advance notice. This at-will relationship cannot be changed, nor may this Agreement be amended, except in a writing approved by a majority of the Board of Directors of the Company.

     7.2 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including by telecopy) or the third day after mailing by first class mail, to the Company at its primary office location and to you at your address as listed on the Company’s then current payroll records.

     7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     7.5 Complete Agreement. Please also understand that your acceptance of this Agreement should not be based on any promises or representations other than those contained in this Agreement. Any promises contrary to the terms specified in this Agreement are superceded by this Agreement. This Agreement and any written option agreements between you and the Company constitute the entire agreement between you and the Company and supercede any prior agreements between you and the Company.

     7.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and each party’s respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and neither party may assign any of its rights hereunder without the written consent of the other party, which shall not be withheld unreasonably. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to execute an agreement pursuant to which the successor expressly assumes all of the liabilities and obligations of the Company hereunder and agrees to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. If any successor declines to offer you employment, refuses to assume this Agreement or fails to perform its obligations hereunder , you will be deemed terminated without Cause and will be entitled to the Severance Payments.

     7.7 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia.

     7.8 Survival. The following provisions of this Agreement shall survive the termination of your employment and the assignment of this Agreement by the Company to any successor in interest or other assignee: Section 2; Section 3; Section 4 and Section 5.

     7.9 Injunctive Relief. You acknowledge that the restrictions set forth in Sections 3, 4 and 5 above are necessary to protect the Company’s confidential proprietary information and other legitimate business interests and are reasonable in all respects, including duration, territory and scope of activity restricted. You further acknowledge that the provisions of Sections 3, 4 and 5 hereof are essential to the Company, that the Company would not enter into this Agreement if it did not include these provisions and that damages sustained by the Company as a result of a breach of these provisions cannot be adequately remedied by damages, and You agree that the Company, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of Sections 3, 4, and 5 of this Agreement. You agree that the existence of any claim or cause of action by you against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the provisions of Sections 3, 4, and 5 hereof.

     In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

ORBITAL IMAGING CORPORATION

By:

Name: Armand D. Mancini
Title: Executive Vice President and Chief Financial Officer

EMPLOYEE:

By:

Matthew M. O’Connell

APPENDIX A

ANNUAL BONUS PERFORMANCE TARGETS

For the year ended December 31, 2003, the annual bonus will be paid as set forth on a pro rata sliding scale based where:

1. If the Company’s EBITDA is equal to the target set forth in the business plan (the “Business Plan”) approved by the Board of Directors and included in the Company’s Disclosure Statement approved by the Bankruptcy Court on September 16, 2003, 100% of the bonus will be paid.

2. If the Company’s EBITDA is below 70% of the target set forth in the Business Plan, 0% of the bonus will be paid.

3. If the Company’s EBITDA is equal to or greater than 125% of the target set forth in the Business Plan, 137.5% of the bonus will be paid.

For subsequent years, the Performance Target shall be determined by the Board of Directors.